DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT, made this 6th day of August, 2001 between Equitex, Inc., a Delaware corporation (the "Company") and Equitex 2000, Inc., a Delaware corporation ("E2000")

                                   WITNESSETH:

         WHEREAS, on June 22, 2001, a special meeting of stockholders, stockholders of the Company approved the distribution by they Company of all its assets and liabilities to E2000 and the distribution by the Company of all the outstanding shares of E2000 common stock to the stockholders of the Company on the basis of one share of common stock of E2000 for each share of common stock of the Company (the "Distribution");

         WHEREAS, at the special meeting of stockholders, the Company's stockholders approved a proposal to acquire all the outstanding capital stock of Key Financial Systems and Nova Financial Systems, Inc. ("Key/Nova");

         WHEREAS, E2000 a wholly-owned subsidiary of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE 1

                          ACTIONS PRIOR TO DISTRIBUTION

         1.1 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES. Subject to the conditions set forth in Article 3, on or before the Distribution Date, as defined in Section 2.1, below, the Company shall take all necessary action to sell, assign, transfer and distribute to E2000 all of its assets and E2000 agrees to assume, pay, perform or discharge in due course all of the Company's liabilities as they exist immediately prior to the Distribution Date. In exchange for the assumption of certain liabilities of the Company, E2000 will receive 78,339 shares of the Company's common stock and a warrant exercisable for five years to purchase up to 78,339 shares of the Company's common stock at an exercise price of $5.76 per share.

         1.2 ISSUANCE OF STOCK. Prior to the Distribution Date, the Company and E2000 shall take all steps necessary so that the number of shares of E2000 common stock, $.01 par value per share (the "E2000 Common Stock"), outstanding and held by the Company shall equal the number of shares of Equitex Common Stock, $.02 par value per share ("Equitex Common Stock"), outstanding on the Record Date, as defined in Section 2.1, below.

         1.3 TRANSFERS NOT EFFECTED PRIOR TO THE DISTRIBUTION. To the extent that any transfers contemplated by this Article 1 shall not have been consummated by the Distribution Date, the Company and E2000 shall cooperate to effect such transfers as promptly following the Distribution

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Date as practicable. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that the Company and E2000 and their respective subsidiaries shall cooperate to obtain any necessary consents or approvals for the transfer of all assets and liabilities listed on Exhibit A attached hereto.

                                    ARTICLE 2

                                THE DISTRIBUTION

         2.1 RECORD DATE AND DISTRIBUTION DATE. The date for determining stockholders of the Company who shall be entitled to receive the Distribution is July 20, 2001 (the "Record Date"). Subject to the satisfaction or waiver of all of the conditions set forth in Article 3, the date on which the Distribution shall be made (the "Distribution Date") shall be August 3, 2001.

         2.2 DISTRIBUTION AGENT. Prior to the Distribution Date, E2000 shall enter into an agreement with a transfer agent registered pursuant to Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to distribute the shares of E2000 Common Stock to the Company's stockholders in accordance with this Article 2 (the "Distribution Agent").

         2.3 DELIVERY OF SHARE CERTIFICATE TO AGENT. On the Distribution Date, the Company or E2000 shall deliver to the Distribution Agent share certificates representing all of the shares of E2000 Common Stock to be distributed to the Company's stockholders in connection with the Distribution to be held by the Distribution Agent and distributed as provided in Section 2.4 below.

         2.4 THE DISTRIBUTION. Subject to the terms and conditions of this Agreement, E2000 shall instruct the Distribution Agent to distribute, upon effectiveness of E2000's Registration Statement on Form 10, one share of E2000 Common Stock in respect of each share of Equitex Common Stock held by the holders of record of Equitex Common Stock on the Record Date.

         2.5 PRIVATE PLACEMENT PROCEEDS. The Company agrees to act as escrow agent and to promptly transfer to E2000 all proceeds in excess of the $5,000,000 or net proceeds required to complete the Key/Nova transaction, from private placements of the Company's securities, including the placement of the Company's Series H 8% Convertible Preferred Stock and Series I 6% Convertible Preferred Stock, which are received by the Company after the date hereof, and prior to August 20, 2001.

                                    ARTICLE 3

                         CONDITIONS TO THE DISTRIBUTION

         3.1 CONDITIONS TO OBLIGATIONS. The obligations of the Company and E2000 to consummate the transactions contemplated hereby are subject to the satisfaction or waiver of each of the following conditions:

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         (a) the transactions contemplated hereby shall have shall been approved the Company's stockholders;

         (b) all transactions contemplated by Article 1 hereof shall have been completed in all material respects;

         (c) the Agreements and Plans of Reorganization between the Company and Key/Nova shall have been approved by the respective stockholders of the Company and Key/Nova (the "Key/Nova Merger");

         (d) all conditions to the Key/Nova Merger, other than the transactions contemplated by this Agreement, shall have been satisfied;

         (e) all third-party consents and governmental approvals required in connection with the transactions contemplated hereby shall have been received, except where the failure to obtain such consents or approvals would not have a material adverse effect on either (i) the ability of the Company and E2000 to consummate the transactions contemplated by this Agreement; or (ii) the business, assets, liabilities, financial condition or results of operations of the Company or E2000 and their respective subsidiaries, taken as a whole; and

         (f) the transactions contemplated hereby shall be in compliance with all applicable federal and state securities laws.


                                    ARTICLE 4

                        NO REPRESENTATIONS OR WARRANTIES

         4.1 NO REPRESENTATIONS OR WARRANTIES. Except as expressly set forth herein or any other agreement between the parties, the Company and E2000 understand and agree that neither party is, in this Agreement or any other agreement or document effecting the Distribution, representing or warranting to the Company or E2000 in any way as to the assets or liabilities being transferred or assumed pursuant to Article 1, it being agreed and understood that E2000 shall take all of the assets "as is, where is."

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                                    ARTICLE 5

                                 INDEMNIFICATION

         5.1 INDEMNIFICATION. E2000 shall (i) indemnify, defend and hold the Company harmless from and against any of the liabilities assumed pursuant to
Section 1.1, and (ii) prosecute or assume the defense of and indemnify and hold the Company harmless against all claims, costs, liabilities, and attorney's fees arising out of or related to the matters captioned THEOHAROUS, ET AL. V. HENRY FONG, EQUITEX, INC., CHARLES E. SANDERS AND METROMEDIA INTERNATIONAL GROUP, INC., Civil Action No. 1-98- CV-2366 (U.S. District Court for the Northern District of Georgia); LESLIE SCHUETTE, ET AL. V. HENRY FONG, EQUITEX, INC., CHARLES E. SANDERS AND METROMEDIA INTERNATIONAL GROUP, INC., Civil Action No. 1-98-CV-2366 (U.S. District Court for the Northern District of Georgia); and EQUITEX, INC. AND HENRY FONG V. BERTRAND T. UNGAR, Case No. 98 CV 2437 (District Court, Arapahoe County, Colorado).

                                    ARTICLE 6

                              ACCESS TO INFORMATION

         6.1 ACCESS TO INFORMATION. From and after the Distribution Date, each of the Company and E2000 shall provide to the other and the other's representatives, reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information"), within the possession or control of such party relating to the other party's pre-Distribution business, assets or liabilities or relating to or arising in connection with the relationship between the parties on or prior to the Distribution Date, insofar as such access is reasonably required for a reasonable purpose and to the extent that such information is not or may not be protected from disclosure pursuant to the attorney- client, the work product doctrine or other applicable privileges. Without limiting the foregoing, Information may be requested under this Section
6.1 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

         6.2 RETENTION OF RECORDS. Except as otherwise agreed in writing, or as otherwise provided in other agreements between the parties, each of the Company and E2000 shall retain all Information in such party's possession or under its control, relating directly and predominately to the pre-Distribution business, assets or liabilities of the other party until such Information is at least six years old or until such later date as may be required by law.


                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 TERMINATION. This Agreement and the transactions contemplated hereby shall terminate if the conditions to closing have not been satisfied on or before October 1, 2001 or by mutual consent of the Company and E2000.

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         7.2 ENTIRE AGREEMENT. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section.

         7.3 SURVIVAL OF AGREEMENTS. All covenants and agreements of the Company and E2000 contained in this Agreement shall survive the Distribution Date.

         7.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         7.5 SUCCESSORS; ASSIGNMENT. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

         7.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware.

         7.7 WAIVER AND OTHER ACTION. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

         7.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         7.9 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

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                                   SIGNATURES

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        Equitex, Inc.



                                        By:/s/ Henry Fong
                                           -------------------------
                                        Name:  Henry Fong
                                        Title:  President


                                        Equitex 2000, Inc.



                                        By:/s/ Henry Fong
                                           -------------------------
                                        Name:  Henry Fong
                                        Title:  President





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